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                                                                      EXHIBIT 12

                           GFC FINANCIAL CORPORATION
            Computation of Ratio of Income to Combined Fixed Charges
                         and Preferred Stock Dividends
                                 (000 Omitted)


                                                           Three Months Ended                         Year Ended
                                                               March 31,                             December 31,
                                                        ------------------------      -----------------------------------------
                                                            1994        1993               1993          1992          1991
                                                        ------------------------      -----------------------------------------
                 Net income (loss) before
                   income taxes                          $   18,321  $   13,416        $    66,422   $    50,593   $  (37,014)
                 Add leverage lease
                   adjustment                                   233         243              1,505         1,059         1,758
                 Add fixed charges:
                  Interest expense                           33,133      30,568            123,853       136,107       157,560
                  One-third rentals                             366         346              1,387         1,498         1,148
                                                         ----------  ----------        -----------   -----------   -----------
                    Total fixed charges                      33,499      30,914            125,240       137,605       158,708
                                                         ----------  ----------        -----------   -----------   -----------
                 Net income as adjusted                  $   52,053  $   44,573        $   193,167   $   189,257   $   123,452
                                                         ----------  ----------        -----------   -----------   -----------
                 Ratio of income to fixed
                  charges                                      1.55        1.44               1.54          1.38      ---
                                                         ==========  ==========        ===========   ===========   ===========
                 Preferred stock dividends on a
                  pre-tax basis                                      $      908        $     2,139   $     2,826
                    Total combined fixed charges
                     and preferred stock dividends       $   33,499  $   31,822        $   127,379   $   140,431   $   158,708
                                                         ----------  ----------        -----------   -----------   -----------
                 Ratio of income to combined
                  fixed charges and preferred
                  stock dividends                              1.55        1.40               1.52          1.35     ----
                                                         ==========  ==========        ===========   ===========   ===========





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